Seitel Announces Effectiveness of Plan of Reorganization, Closing of

Institutional Private Placement of $193 Million Aggregate Principal

Amount at Maturity of 11 3/4% Senior Notes due 2011,

Commencement of 30-day Warrant Offering and

Appointment of New Board Members

FOR IMMEDIATE RELEASE	Contact Information:
Leonard M. Goldstein, General Counsel
Robert D. Monson, Chief Financial Officer
Telephone: 713-881-8900

HOUSTON, TX, JULY 2, 2004 – Seitel, Inc. (OTCBB: “SEIEQ”), a leading provider of seismic data and related geophysical services to the oil and gas industry in North America, today announced that its Plan of Reorganization (the “Plan”) has become effective today.

In accordance with the Plan, which was confirmed by the bankruptcy court on March 18, 2004, Seitel consummated a private placement of $193 million aggregate principal amount due at maturity of its 11 3/4% Senior Notes due 2011 (the “Notes”). The Notes were offered to investors at a price of 97.675% of the face amount of the Notes, resulting in gross proceeds to Seitel of approximately $188.5 million. The notes will pay stated interest of 11 3/4% per annum, semi-annually in arrears, commencing January 15, 2005. Net proceeds of approximately $180.7 million from the Notes offering, together with an additional cash amount, have been placed in escrow pending the completion of equity financing transactions contemplated by the Plan (including the warrant offering described below), and will be used, together with the net proceeds from the warrant offering and certain cash on hand, to pay 100% of allowed creditors’ claims, together with post-petition interest, as required under the Plan. If certain conditions to the release from escrow of such funds do not occur on or prior to September 15, 2004, the escrowed funds will be used to fund a special mandatory redemption of all outstanding notes at a cash redemption price equal to 101% of the accreted value thereof, plus accrued and unpaid interest.

Commencing today, each holder of record of Seitel’s common stock as of June 25, 2004 will receive for each share owned by them on such date, one warrant to purchase 4.926 newly issued shares of Seitel’s common stock, at an exercise price of 60 cents per share. The warrants will be exercisable and transferable until 5:00 p.m., New York City time, on August 2, 2004. Stockholders who do not exercise their warrants will have their percentage equity ownership in Seitel diluted by up to approximately 83%. American Stock Transfer & Trust Company (“AST&T”) is Seitel’s transfer and warrant agent. Upon surrender of and in exchange for certificates representing Seitel’s “old” common stock, together with a properly completed letter of transmittal being distributed by AST&T, certificates representing shares of Seitel’s reorganized common stock will be issued.

Also in accordance with the Plan, effective today, Messrs. Walter M. Craig, Jr., Robert L. Knauss, William Lerner and John E. Stieglitz resigned as directors of Seitel. Seitel now has a classified board of directors consisting of three classes. Class I consists of three directors who will serve for an initial term of three years expiring in 2007, Class II consists of three directors who will serve for an initial term of two years expiring in 2006, and Class III consists of one director who will serve for an initial term of one year expiring in 2005. Effective today, each of Messrs. Randall D. Stilley, Seitel’s President and Chief Executive Officer, Robert Kelley, J.D. Williams, Charles H. Mouquin, C. Robert Black and Ned S. Holmes commenced serving as directors of Seitel. Messrs. Fred S. Zeidman, Seitel’s Chairman of the Board, J.D. Williams and C. Robert Black will serve as the three Class I directors, Messrs. Robert Kelley, Charles H. Mouquin and Ned S. Holmes will serve as the three Class II directors, and Mr. Stilley will serve as the sole Class III director. Each class of directors standing for election upon the expiration of his initial term will be elected for successive terms of three years. Accordingly, Seitel will not hold an annual meeting of stockholders to elect a Class III director until 2005.

ABOUT SEITEL

Seitel is a leading provider of seismic data and related geophysical services to the oil and gas industry in North America. Seitel’s products and services are used by oil and gas companies to assist in the exploration for and development and management of oil and gas reserves. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it offers for license to a wide range of oil and gas companies. Seitel believes that our library of onshore seismic data is one of the largest available for licensing in the United States and Canada Seitel’s seismic data library includes both onshore and offshore three-dimensional (3D) and two-dimensional (2D) data and offshore multi-component data. Seitel has ownership in approximately 32,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated primarily in the major North American oil and gas producing regions. Seitel markets its seismic data to over 1,300 customers in the oil and gas industry, and it has license arrangements with in excess of 1,000 customers.

Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause Seitel’s actual results to differ materially from expected results. While Seitel believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond Seitel’s control. Among the other important factors which could cause actual results to differ materially from those in the forward-looking statements are the failure of the Plan to otherwise become effective, as well as other factors detailed in the Disclosure Statement related to the Plan or in Seitel’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from Seitel without charge.

A registration statement on Form S-1 (No. 333-113446) relating to Seitel’s common stock purchase warrants has been filed with the Securities and Exchange Commission and has been declared effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A copy of the final prospectus covering the offer and sale of the warrants and underlying common stock is being delivered to stockholders of Seitel as of June 25, 2004 and may be obtained from Seitel without charge.

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